EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Friedman Industries, Incorporated of our report dated June 27, 2006, with respect to the consolidated financial statements of Friedman Industries, Incorporated, included in the 2007 Annual Report to Shareholders of Friedman Industries, Incorporated.

Our audits also included the financial statement schedule of Friedman Industries, Incorporated listed in Item 15(a). This schedule is the responsibility of Friedman Industries, Incorporated’s management. Our responsibility is to express an opinion based on our audits. In our opinion, as to which the date is June 27, 2006, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-37887) pertaining to the 1996 Stock Option Plan, the 1995 Non-Employee Director Plan, as amended, and the 1989 Incentive Stock Option Plan, as amended, and in the Registration Statement (Form S-8 No. 333-47262) pertaining to the 2000 Non-Employee Director Stock Plan of our report dated June 27, 2006, with respect to the consolidated financial statements of Friedman Industries, Incorporated incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedule of Friedman Industries, Incorporated included in this Annual Report (Form 10-K) of Friedman Industries, Incorporated.

/s/  Ernst & Young LLP

Houston, Texas
June 26, 2007